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Exhibit 99.4

NEWS RELEASE

For Immediate Release:	Tuesday November 5, 2002
Contact:	Scott Adams Lancer Corporation 6655 Lancer Blvd. San Antonio, Texas 78219 (210) 310-7065

LANCER ANNOUNCES TERMINATION OF VRTX AGREEMENT

San Antonio, Texas, November 5, 2002—Lancer Corporation (ASE: LAN) announced the termination of its agreement to acquire the marketing rights to the VRTX technology.

In March 2002, Lancer announced that it had formed a new subsidiary to acquire the VRTX marketing rights from AW Chesterton Company. Closing of the transaction with Chesterton was subject to certain conditions. The subsidiary was ultimately unsuccessful in satisfying these conditions, and the agreement with Chesterton was terminated. Lancer will continue to manufacture VRTX units and sell them to Chesterton.

Alfred A. Schroeder, Lancer's Chairman, commented: "We are disappointed that we were unable to complete this transaction. We continue to believe in the VRTX technology, and may pursue other opportunities to increase our participation in VRTX's future potential."

VRTX is a non-chemical water treatment system that simultaneously controls scale, corrosion, and microorganisms. The system reduces operating costs as it uses no chemicals and significantly reduces water usage and sewage disposal. Current VRTX customers are industrial users that process water through cooling towers and condensers. Additional information is available at www.vrtx-technologies.com.

Lancer is a leading manufacturer and distributor of fountain soft drink and beer dispensing equipment and related parts and components, serving customers worldwide. The Company, headquartered in San Antonio, Texas, has manufacturing facilities in San Antonio, Texas; Adelaide, Australia; and Piedras Negras, Mexico. Lancer operates distribution centers in Chicago, Illinois; Sydney, Australia; Brussels, Belgium; Monterrey, Mexico; Auckland, New Zealand; and Moscow, Russia.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this document, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, uncertainties related to economic conditions, market demand for the Company's products, the availability of financing, and other uncertainties related to the completion of the proposed transaction and the viability of the new company.

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LANCER ANNOUNCES TERMINATION OF VRTX AGREEMENT